SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 2, 2001
                                -----------------


                                  eGames, Inc.
             (Exact name of registrant as specified in its charter)


       Pennsylvania                     0-27102                 23-2694937
       ------------                     -------                 ----------
(State or other jurisdiction    (Commission File Number)     (IRS Employer
 of incorporation)                                           Identification No.)



2000 Cabot Blvd. West, Suite 110, Langhorne, PA                     19047-1833
-----------------------------------------------                     ----------
(Address of principal executive offices)                            (Zip Code)


       Registrant's telephone number, including area code: (215) 750-6606


                    -----------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

On November 2, 2001, eGames, Inc. (the "Company") and Fleet National Bank ("Fleet") entered into an agreement to pay off the outstanding balance owed to Fleet over a twenty-two month period. The agreement also provides that, despite the Company's defaults under the loan documents which had previously provided the Company with a $2 million secured line of credit, the bank will not enforce it's rights and remedies under those loan documents as long as the Company remains in compliance with the terms of the agreement. The terms of the agreement provide, among other things, that the remaining outstanding balance owed under the credit facility will be repaid in monthly installments, with interest at prime plus three percent. The Company has also issued warrants to the bank for the purchase of 750,000 shares of the Company's Common Stock. The warrants are exercisable until October 31, 2006 at an exercise price of $.09 per share, and a separate registration rights agreement provides that the bank will have demand registration rights beginning on November 1, 2002.


Item 7.  Exhibits.

         Exhibit 10.1 Forbearance Agreement by and between Fleet National Bank and eGames, Inc. dated October 31, 2001.

         Exhibit 10.2 Common Stock Purchase Warrant of eGames, Inc. dated October 31, 2001.

         Exhibit 10.3 Registration Rights Agreement by and between Fleet National Bank and eGames, Inc. dated October 31, 2001.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  eGames, Inc.


                                           By: /s/ Gerald W. Klein
                                               ------------------------------
                                               Gerald W. Klein, President and
                                               Chief Executive Officer


Dated: November 13, 2001